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                                                                   EXHIBIT 99.1


13 October 2003

PRESS RELEASE

FOR IMMEDIATE RELEASE


HABERSHAM BANCORP ANNOUNCES SPECIAL FOURTH QUARTER DIVIDEND


CORNELIA, GEORGIA, David D. Stovall, President and Chief Executive Officer of Habersham Bancorp, announced today that the Board of Directors of the Company has approved a special dividend in the amount of $1.00 per share, payable on 15 December 2003 to shareholders of record as of 1 December 2003.

In making the announcement, Stovall stated "During the coming year, Habersham Bancorp's banking subsidiary, Habersham Bank, will celebrate its 100th anniversary as a community oriented bank. Given the exceptional capitalization of our company, the Board of Directors feels it appropriate to commemorate this milestone in our company by declaring a special dividend of one cent per year of our existence."

Stovall further stated "Our company's performance has been recognized by a number of outside firms, including The Atlanta Journal/Constitution's Georgia 100 each of the past three years, and inclusion in USBanker's list of the Top 200 Publicly Traded Community Banks in the US with assets of $1 billion or less in its July 2003 issue. Aside from our regular earnings results, the Board of Directors feels that this special dividend will further compensate our shareholders for their ongoing investment and confidence in our Company's direction as a financial services provider in North Georgia."

Habersham Bancorp is the parent company of Habersham Bank, a commercial bank engaged in commercial banking, trust services, and mortgage services, with offices in Clarkesville, Baldwin, Cornelia, Cleveland, Warrenton, Canton, Waleska, and Braselton, Georgia. The company also owns Advantage Insurers, Inc., an independent insurance agency with offices in most of the company's banking locations.

Habersham Bancorp is a national market NASD company, traded under the symbol of HABC.

For more information, contact Brenda Speed at 706.778.1000.